Exhibit 99.1

AutoImmune Inc.
1199 Madia Street
Pasadena, CA 91103
Phone: 626-792-1235
Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2008 FOURTH QUARTER AND YEAR END

FINANCIAL RESULTS

Pasadena, California, March 16, 2009 - AutoImmune Inc. (OTC BB: AIMM.OB) today reported a net loss of $129,000, or $0.01 per share basic and diluted, for the three months ended December 31, 2008, compared with a net loss of $56,000, or break even per share basic and diluted, for the three months ended December 31, 2007. For the year ended December 31, 2008, the net loss was $345,000, or $0.02 per share basic and diluted, compared with net loss of $118,000, or $0.01 per share basic and diluted for the same period in 2007. The primary reason for the increase in losses was the reduction in interest income due to lower market yields. As of December 31, 2008, the Company reported $8.5 million in cash and marketable securities as compared to $8.8 million in cash and marketable securities as of December 31, 2007.

Chairman of the Board and Chief Executive Officer Robert C. Bishop, Ph.D. stated, “Product sales at Colloral LLC, our joint venture with Deseret Laboratories, Inc., were up from the third quarter and from 2007. The response to marketing through our licensee, Bronson Laboratories, LLC is encouraging.” AutoImmune consolidates Colloral LLC for financial reporting purposes in accordance with FIN 46R “Consolidation of Variable Interest Entities.”

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and will pay royalties to AutoImmune on sales of its lead drug, dirucotide (formerly referred to as MBP8298), if it reaches the market. In December 2007, BioMS sublicensed its rights in this product to Eli Lilly and Company. The FDA has granted the product fast track designation. We expect final trial data will be available during the second half of 2009 from the first of two ongoing Phase III trials of dirucotide for the treatment of secondary progressive multiple sclerosis.

AutoImmune also announced today that its Annual Meeting of Shareholders will be held on Friday, May 22, 2009, at 11:00 a.m. EDT, at the offices of Nutter, McClennen & Fish, 155 Seaport Blvd. in Boston, Massachusetts. AutoImmune is a biopharmaceutical company involved in the development of treatments for autoimmune and cell-mediated inflammatory diseases and conditions.

Statements in this release that are not strictly historical are forward-looking statements including statements about clinical trials and studies and future sales, royalties and revenue. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed, as are other factors, in the Company’s most recent Annual Report on Form 10-KSB filed with the Securities and Exchange Commission in the section entitled “Risk Factors.”

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2008	2007	2008
Revenue	$75,000	$91,000	$294,000	$316,000

Costs and expenses:
Cost of revenue	1,000	16,000	21,000	45,000
Research and development	49,000	81,000	144,000	174,000
Selling, general and administrative	181,000	136,000	713,000	647,000

Total costs and expenses	231,000	233,000	878,000	866,000

Interest income	105,000	18,000	440,000	213,000
Minority interest in joint venture	(5,000)	(5,000)	1,000	(8,000)
Other income	—	—	25,000	0

	100,000	13,000	466,000	205,000

Net loss	$(56,000)	$(129,000)	$(118,000)	$(345,000)

Net loss per share - basic	$(0.00)	$(0.01)	$(0.01)	$(0.02)

Net loss per share - diluted	$(0.00)	$(0.01)	$(0.01)	$(0.02)

Weighted average common shares outstanding - basic	16,979,623	16,999,623	16,970,558	16,999,022

Weighted average common shares outstanding - diluted	16,979,623	16,999,623	16,970,558	16,999,022

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2007	December 31, 2008
Cash and marketable securities	$8,804,000	$8,475,000
Other current assets	167,000	195,000

Total assets	$8,971,000	$8,670,000

Current liabilities	$128,000	$147,000
Minority interest in joint venture	11,000	33,000
Total stockholders’ equity	8,832,000	8,490,000

Total liabilities and equity	$8,971,000	$8,670,000